Exhibit 99.2

Marpai, Inc. Announces Pricing of Public Offering

New York – April 17, 2023 – Marpai, Inc. (“Marpai” or the “Company”) (Nasdaq: MRAI) a technology company using artificial intelligence (A.I.) to transform health plans for employers that self-fund their healthcare, today announced the pricing of an underwritten public offering of 7,400,000 shares of its common stock at a public offering price of $1.00 per share, for gross proceeds of approximately $7,400,000, before deducting underwriting discounts and offering expenses.

The offering is expected to close on April 19, 2023, subject to satisfaction of customary closing conditions.

ThinkEquity is acting as the sole book-running manager for the offering.

The Company intends to use the net proceeds from the offering for the repayment of debt relating to the Company’s acquisition of Maestro Health (in an amount equal to not less than 35% of the funds raised in the offering) and the remainder for general corporate purposes.

The securities will be offered and sold pursuant to a shelf registration statement on Form S-3 (File No. 333-269326), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 20, 2023 and declared effective on January 30, 2023. The offering will be made only by means of a written prospectus. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering has been filed with the SEC on its website at www.sec.gov. A final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and made available on the SEC’s website. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained, when available from the offices of ThinkEquity, 17 State Street, New York, New York 10004, by telephone at (877) 436-3673 or by email at prospectus@think-equity.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Marpai, Inc.

Marpai, Inc. (Nasdaq: MRAI) is a technology company bringing AI-powered health plan services to employers that directly pay for employee health benefits. Primarily competing in the $22 billion TPA (Third Party Administrator) sector serving self-funded employer health plans representing over $1 trillion in annual claims, Marpai maximizes the value of the health plan as measured in health outcomes. Marpai takes a member-centric approach to connect members to health solutions predicted to have a high probability of positive outcomes, and aims to bring value-based care to the self-insured market. With effective early intervention, disease management, claims processing and proactive member outreach, Marpai works to deliver the healthiest member population for the health plan budget. Operating nationwide, Marpai offers access to provider networks including Aetna and Cigna and all TPA services. For more information, visit www.marpaihealth.com.

Forward-Looking Statements Disclaimer

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties. Forward-looking statements can be identified through the use of words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," “guidance,” "may," "can," "could", "will", "potential", "should," "goal" and variations of these words or similar expressions. For example, Marpai is using forward-looking statements when it discusses the intended use of proceeds from the offering, the satisfaction of customary closing conditions related to the offering, and the expected timing of the closing of the offering. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect Marpai's current expectations and speak only as of the date of this release. Actual results may differ materially from Marpai's current expectations depending upon a number of factors. These factors include, among others, the ability to consummate the offering and satisfy applicable closing conditions, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business. Except as required by law, Marpai does not undertake any responsibility to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

More detailed information about Marpai and the risk factors that may affect the realization of forward-looking statements is set forth in Marpai's filings with the Securities and Exchange Commission. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov.

Contact:

Investor Relations contact:

Simon Li

813-822-3950